EXHIBIT (a)(1)(ii)

BLACKROCK FIXED INCOME VALUE OPPORTUNITIES
100 Bellevue Parkway
Wilmington, Delaware 19809

OFFER TO PURCHASE FOR CASH 68,154
OF ITS ISSUED AND OUTSTANDING SHARES
AT NET ASSET VALUE PER SHARE

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THE OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL FOR THE FUND. WE HAVE INCLUDED SECTION REFERENCES TO THE OFFER TO PURCHASE TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

  WHAT SECURITIES IS BLACKROCK FIXED INCOME VALUE OPPORTUNITIES OFFERING TO PURCHASE? BlackRock Fixed Income Value Opportunities (the “Fund”) is offering to purchase up to 68,154 shares of its common shares of beneficial interest (the “Shares”) that may be held by you and other shareholders (the “Offer”). If more than 68,154 Shares are surrendered (or “tendered”) by shareholders in response to the Offer, the Fund expects either to extend the Offer period and increase the number of Shares it is offering to purchase or to purchase the Shares tendered on a pro rata basis. The Offer is not conditioned upon the tender of any minimum number of Shares. See Section 1 “Price; Number of Shares.”

  HOW DO I TENDER MY SHARES? If your Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, you must contact that entity and request that your Shares be tendered to the Fund.

  If you wish to tender your Shares and your respective Shares are registered in your name, you may send a properly completed and executed Letter of Transmittal and any additional documents required by the Letter of Transmittal to BNY Mellon Investment Servicing (US) Inc. (the “Transfer Agent”). The Transfer Agent must receive these documents prior to the scheduled expiration of the Offer (currently Tuesday, March 27, 2012 at 4:00 p.m., Eastern Time). See Section 2 “Procedure for Tendering Shares.”

  HOW MUCH IS THE FUND OFFERING TO PAY ME FOR MY SHARES? The Fund will pay you cash in an amount equal to the Fund’s net asset value (“NAV”) per Share as of the close of business of the New York Stock Exchange on the expiration date (currently Tuesday, March 27, 2012). As of February 21, 2012, the Fund’s NAV, which fluctuates on a daily basis, was $1,084.80 per Share. See Section 1 “Price; Number of Shares.”

  WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES? If you tender your Shares through a broker, dealer or other nominee, that broker, dealer or other nominee may charge you a fee for processing the transaction on your behalf. The Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption by check sent via overnight mail. See Section 2 “Procedure for Tendering Shares”.

  WILL THERE BE ANY TAX CONSEQUENCES TO ME IF I TENDER MY SHARES? If your tendered Shares are accepted, it will be a taxable transaction either in the form of a “sale or exchange” or under certain circumstances as a “dividend.” You should consult your tax advisor regarding the tax consequences to you of tendering your Shares. See Section 12 “Certain Federal Income Tax Consequences.”

  WHEN WILL THE OFFER EXPIRE? HOW WILL I KNOW IF THE OFFERING PERIOD IS EXTENDED OR IF THE OFFER IS TERMINATED? The Offer expires Tuesday, March 27, 2012, at 4:00 p.m., Eastern Time, unless the Fund makes a public announcement either extending or terminating the Offer. If the Fund extends the Offer period, the Fund’s public announcement will be made no later than 9:00 a.m. on the next business day after the previously scheduled expiration date. See Section 1 “Price; Number of Shares” and Section 13 “Extension of Tender Period; Termination; Amendments.”

  MAY I WITHDRAW MY TENDERED SHARES? You may withdraw your tendered Shares at any time prior to the expiration date, which, unless extended, is currently Tuesday, March 27, 2012 at 4:00 p.m., Eastern Time. Additionally, if the Fund has not yet accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after April 20, 2012. To withdraw your tendered Shares, you should contact your financial advisor or other nominee, or you should submit proper written notice to the Fund’s Transfer Agent. See Section 3 “Withdrawal Rights.”

  DOES THE FUND HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? Assuming that the Fund purchases 68,154 of its Shares at the February 21, 2012 NAV of $1,084.80 per Share, the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $73.9 million. The Fund expects to have adequate money to finance the purchase of its tendered Shares. See Section 8 “Source and Amount of Funds.”

  WHY IS THE FUND MAKING THE OFFER TO PURCHASE SHARES OF ITS COMMON SHARES? No established secondary trading market currently exists for the Fund’s Shares. As a result, the Fund’s Board of Trustees decided to provide liquidity for shareholders by making the Offer. The Fund’s Board of Trustees generally intends to consider making similar Offers each annual period until the Fund terminates in 2014. However, the Fund cannot assure you that you will be provided with sufficient liquidity, or that the Fund will make a similar tender offer in the future. Neither the Fund nor its Board of Trustees makes any recommendation as to whether or not you should tender your Shares. See Section 6 “Purpose of the Offer.”

  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? The Offer is not conditioned upon the tender of any minimum number of Shares. Under certain circumstances, the Fund may terminate or amend the Offer or postpone the acceptance of its Shares for payment. See Section 5 “Certain Conditions of the Offer.”

  IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES? If you do not tender your Shares, you may be subject to certain risks resulting from the Fund reducing its assets to pay for tendered Shares. These risks include increased volatility in the Fund’s NAV and higher expenses. See Section 7 “Certain Effects of the Offer.”

  WHO SHOULD I CALL IF I NEED MORE INFORMATION? Questions and requests for assistance may be directed to your financial advisor or other nominee, or to BlackRock Advisors, LLC at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the applicable Letter of Transmittal should be directed to BlackRock Advisors, LLC.

BlackRock Advisors, LLC P.O. Box 9819 Providence, Rhode Island 02940-8019 1-800-441-7762

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BLACKROCK FIXED INCOME VALUE OPPORTUNITIES
100 Bellevue Parkway
Wilmington, Delaware 19809

OFFER TO PURCHASE FOR CASH 68,154
OF ITS ISSUED AND OUTSTANDING SHARES
AT NET ASSET VALUE PER SHARE

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 4:00 P.M.,
EASTERN TIME, ON TUESDAY, MARCH 27, 2012, UNLESS EXTENDED.

To the Holders of Shares of
BLACKROCK FIXED INCOME VALUE OPPORTUNITIES:

     BlackRock Fixed Income Value Opportunities (The “Fund”) is offering to purchase up to 68,154 of its issued and outstanding shares of beneficial interest, par value $0.001 per share (the “Shares”), for cash at a price equal to its net asset value per share (the “NAV”) as of the close of business on the New York Stock Exchange on Tuesday, March 27, 2012, the expiration date, unless extended, upon the terms and conditions set forth in this Offer to Purchase (the “Offer”) and the related Letter of Transmittal. The Shares are not currently traded on an established secondary market. The NAV on February 21, 2012 was $1,084.80 per Share.

     You can obtain current NAV quotations from your financial advisor or BNY Mellon Investment Servicing (US) Inc. (the “Transfer Agent”). See Section 1 “Price; Number of Shares.” The Fund presently intends to consider making a tender offer each annual period for its Shares at a price equal to their then current net asset value.

     If more than 68,154 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Fund’s Board of Trustees when it determined to make the Offer to Purchase, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or (2) purchase 68,154 Shares (or such greater number of Shares sought) on a pro rata basis.

     THE OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

IMPORTANT

     If you desire to tender all or any portion of your Shares, you should either (1) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, or (2) if you own your Shares directly, complete and sign the Letter of Transmittal and mail or deliver it and any other required documents to the Transfer Agent. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. The Transfer Agent, charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption by check sent via overnight mail.

     NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY SHARES TO TENDER.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THESE TRANSACTIONS HAVE

NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Questions and requests for assistance may be directed to your financial advisor or other nominee, or to BlackRock Advisors, LLC (“BlackRock Advisors”) at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to BlackRock Advisors.

February 27, 2012	BLACKROCK FIXED INCOME
VALUE OPPORTUNITIES

BlackRock Advisors, LLC
P.O. Box 9819
Providence, Rhode Island 02940-8019
1-800-441-7762

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     1. Price; Number of Shares. The Fund will, upon the terms and subject to the conditions of the Offer, purchase up to 68,154 of its issued and outstanding Shares, in each case, which are tendered and not withdrawn prior to 4:00 p.m., Eastern Time, on March 27, 2012 (such time and date being hereinafter called the “Initial Expiration Date”), unless it determines to accept none of them. The Fund reserves the right to extend the Offer. See Section 13 “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Shares will be its net asset value per share (“NAV”) as of the close of the New York Stock Exchange on the Expiration Date.

     The Fund’s Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If more than 68,154 Shares of the Fund are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Fund’s Board of Trustees when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount that it believes will be sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer period, or (2) purchase 68,154 Shares (or such greater number of Shares sought) on a pro rata basis.

     As of January 31, 2012, there were approximately 272,618 Shares issued and outstanding and there were 103 holders of record of the Shares. The Fund has been informed that no Trustee, officer or affiliate of the Fund intends to tender any Shares pursuant to the Offer, except that BlackRock, Inc. intends to tender up to 122 Shares pursuant to the Offer. The Shares currently are not traded on any established secondary market. Current NAV quotations for the Shares can be obtained from your financial advisor or from BlackRock Advisors at 1-800-441-7762.

     2. Procedure for Tendering Shares. In order for you to tender any of your Shares pursuant to the Offer, you may either: (a) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, in which case a Letter of Transmittal is not required, or (b) if the Shares are registered in your name, send to the Transfer Agent (BNY Mellon Investment Servicing (US) Inc., P.O. Box 9819, Providence, RI 02940-8019, Attn: FIVO Tender Offer), a properly completed and executed Letter of Transmittal for the Fund and any other required documents. Please contact BlackRock Advisors at 1-800-441-7762 as to any additional documents which may be required.

A. Procedures for Beneficial Owners Holding Shares Through Brokers or Nominees.

     If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. You should contact such broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the Transfer Agent by the Expiration Date. No brokerage commission will be charged on the purchase of Shares by the Fund pursuant to the Offer. However, a broker or dealer may charge a fee for processing the transaction on your behalf. Also, the Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption payments made by check sent via overnight mail.

B. Procedures for Registered Shareholders.

     If you will be mailing or delivering a Letter of Transmittal and any other required documents to the Transfer Agent in order to tender your Shares, they must be received on or prior to the Expiration Date by the Transfer Agent (BNY Mellon Investment Servicing (US) Inc., P.O. Box 9819, Providence, RI 02940-8019, Attn: FIVO Tender Offer).

     Signatures on a Letter of Transmittal MUST be guaranteed by a member firm of a registered national securities exchange, or a commercial bank or trust company having an office, branch or agency in the United States (each, an “Eligible Institution”), the existence and validity of which may be verified by the Transfer Agent through the use of industry publications. Notarized signatures are not sufficient. You can obtain a medallion signature guarantee stamp from a bank, securities dealer, securities broker, credit union, savings and loan association, national securities exchange or registered securities association. A notary public seal will not be acceptable.

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     Payment for Shares tendered and purchased will be made only after receipt by the Transfer Agent on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal and any other required documents.

     The method of delivery of any documents is at the election and risk of the party tendering the shares. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

C. Determinations of Validity.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund, BlackRock Advisors nor the Transfer Agent, nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

D. Tender Constitutes an Agreement.

     A tender of Shares made pursuant to any one of the procedures set forth above will constitute an agreement between the tendering shareholder and the Fund in accordance with the terms and subject to the conditions of the Offer.

     3. Withdrawal Rights. You may withdraw Shares tendered at any time prior to the Expiration Date and, if the Shares have not yet been accepted for payment by the Fund, at any time after April 20, 2012.

     Shareholders whose accounts are maintained through another broker, dealer, commercial bank, trust company or other nominee should notify such nominee of their wish to withdraw prior to the Expiration Date. Shareholders whose accounts are maintained directly through the Transfer Agent should submit written notice to the Transfer Agent.

     To be effective, any notice of withdrawal must be timely received by the Transfer Agent (BNY Mellon Investment Servicing (US) Inc., P.O. Box 9819, Providence, RI 02940-8019, Attn: FIVO Offer). Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn and the number of Shares to be withdrawn. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 “Procedure for Tendering Shares.”

     4. Payment for Shares. For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) its Shares that are tendered as, if and when it gives oral or written notice to the Transfer Agent of its election to purchase such Shares.

     Payment for Shares will be made promptly by the Transfer Agent to tendering shareholders as directed by the Fund.

     The Fund will pay all transfer taxes, if any, payable on the transfer to it of its Shares purchased pursuant to the Offer. If tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund will not pay any interest on the purchase price under any circumstances.

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     As noted above, selected securities dealers or other financial intermediaries may charge a processing fee to confirm a repurchase of shares pursuant to a tender offer. The Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption payments made by check sent via overnight mail.

     5. Certain Conditions of the Offer. The Fund shall not be required to accept for payment or pay for any of its Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or payment for, its respective Shares tendered, if: (1) such purchases would impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”) (which would cause the Fund’s income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the Fund); (2) the Fund would not be able to liquidate portfolio securities in a manner which is orderly and consistent with the Fund’s investment objective and policies in order to enable the Fund to purchase interests tendered by the Fund and, consequently, to permit the Fund to purchase Shares tendered pursuant to the Offer; or (3) there is, in the Fund’s Board of Trustees’ judgment, any (a) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Fund, (c) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States, which is material to the Fund, or (e) other event or condition which would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased. If the Fund determines to amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period. See Section 13 “Extension of Tender Period; Termination; Amendments.”

     6. Purpose of the Offer. The Fund does not currently believe there will be an active secondary market for its Shares. The Fund’s Board of Trustees has determined that it would be in the best interest of shareholders for the Fund to take action to attempt to provide liquidity to shareholders. To that end, the Trustees generally intend each annual period to consider the making of a tender offer to purchase the Fund’s Shares at its NAV. The Fund will not at any time be required to make any such tender offer.

     7. Certain Effects of the Offer. The purchase of the Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of shareholders who do not tender their Shares. If you retain your Shares, you will be subject to any increased risks that may result from the reduction in the Fund’s aggregate assets resulting from payment for the Shares, including, for example, the potential for greater volatility due to decreased diversification and higher expenses. All Shares purchased by the Fund pursuant to the Offer will be retired by the Fund’s Board of Trustees.

     8. Source and Amount of Funds. The price to be paid by the Fund for shares tendered in the Offer will equal their NAV as of the close of the New York Stock Exchange on the Expiration Date. Based on the relevant NAV on February 21, 2012, the aggregate purchase price if 68,154 Shares are tendered and accepted for payment pursuant to the Offer will be approximately $73.9 million. The Fund anticipates that the purchase price for any of its Shares acquired pursuant to the Offer may be derived by the Fund from (i) cash on hand, (ii) the proceeds from the sale of cash equivalents held by the Fund, and/or (iii) the proceeds of sales of portfolio investments held by the Fund.

     9. Summary of Selected Financial Information. Set forth below is a summary of selected financial information for the Fund for the fiscal year ended December 31, 2010 and unaudited financial information for the six-month period ended June 30, 2011. The financial information for the fiscal year ended December 31, 2010 is excerpted from the Fund’s audited financial statements. The Fund’s audited financial statements for the fiscal year ended December 31, 2010 are included in the Fund’s 2010 Annual Report, which are incorporated by reference into this Offer to Purchase. The financial information with respect to the six-month period ended June 30, 2011 is excerpted from the Fund’s unaudited financial statements, which are included in the Fund’s 2011 Semi-Annual Report. The Fund’s 2011 Semi-Annual Report is incorporated by reference into this Offer to

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Purchase. More comprehensive financial information is included in the Fund’s audited financial statements, copies of which have been filed with the Securities and Exchange Commission (the “SEC”). You may request a copy of the Fund’s Annual Report at no charge at www.blackrock.com or by calling 1-800-441-7762 between 8:00 a.m. and 6:00 p.m., Eastern Time, any business day. The summary of the Fund’s selected financial information set forth below is qualified in its entirety by reference to such Annual Reports and the financial information, the notes thereto and related material contained therein.

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SUMMARY OF SELECTED FINANCIAL INFORMATION

	As of June 30, 2011	As of December 31, 2010
ASSETS AND LIABILITIES
Total assets	$312,804,090	$366,323,025
Total liabilities	3,499,785	9,440,616
Net assets	$309,304,305	$356,882,409
Net asset value per share	$1,134.57	$1,165.81
Shares of capital stock outstanding	272,618	306,125

	Six Months Ended June 30, 2011	Year Ended December 31, 2010
STATEMENT OF OPERATIONS
Total income	$13,219,395	$36,411,838
Total expenses after fees waived	2,712,687	8,518,133
Net investment income	$10,506,708	$27,893,705
REALIZED AND UNREALIZED GAIN (LOSS)
Net realized loss from investments, swaps, foreign currency transactions,
financial futures contracts	$6,198,846	$16,498,599
Net change in unrealized appreciation/depreciation on
investments, swaps, foreign currency transactions	$(12,332,510)	$(7,232,603)
FINANCIAL HIGHLIGHTS
Per Share Operating Performance
Net investment income[1]	$36.39	$91.12
Net realized and unrealized gain (loss)	(21.55)	30.27
Total dividends and distributions	(45.00)	(141.00)
Ratios to Average Net Assets
Total expenses	1.63%[2]	2.26%
Total expenses after fees waived	1.62%[2]	2.26%
Total expenses after fees waived and excluding interest expense	1.62%[2]	1.81%
Net investment income	6.28%[2]	7.41%

[1]	Based on average shares outstanding.
[2]	Annualized.

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     10. Certain Information About the Fund.

     The Fund is organized as a Delaware statutory trust and diversified, closed-end management investment company registered under the 1940 Act.

     The Fund’s investment objective is to seek to provide high current income, with a secondary objective of capital appreciation. The Fund seeks to achieve its investment objective by investing, under normal market conditions, at least 80% of its total assets in a portfolio of loan and debt instruments and loan-related and debt-related instruments. No assurance can be given that the Fund’s investment objective will be achieved.

     There have not been any transactions involving the Shares of the Fund that were effected during the past 60 business days by the Fund, by any executive officer or Trustee of the Fund, by any person controlling the Fund, by any executive officer or director of any corporation ultimately in control of the Fund or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary.

     The principal executive offices of the Fund are located at 100 Bellevue Parkway, Wilmington Delaware, 19809.

     11. Additional Information. The Fund has filed an issuer tender offer statement on Schedule TO with the SEC, which includes certain additional information relating to the Offer. Such material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 and Room 3190, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the SEC at 100 F Street N.E., Washington, DC 20549-1090. The SEC maintains a Web site (http://www.sec.gov) that contains the Fund’s Schedule TO and other information regarding the Fund.

     12. Certain Federal Income Tax Consequences. The following discussion is a general summary of the Federal income tax consequences of a sale of Shares pursuant to the Offer. You should consult your own tax advisor for a complete description of the tax consequences to you of a sale of Shares pursuant to the Offer.

     The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend”. In general, the transaction should be treated as a sale or exchange of the Shares under Section 302 of the Code, if the receipt of cash (a) is “substantially disproportionate” with respect to the shareholder, (b) results in a “complete redemption” of the shareholder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in the shareholder’s proportionate interest in the Fund after all shares are tendered and where the shareholder owns less than 50% of the voting power of all classes entitled to vote. A “complete redemption” of a shareholder’s interest generally requires that all Shares of the Fund owned by such shareholder be disposed of. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the shareholder’s proportionate interest in the Fund, which should result if the shareholder has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the Fund. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account.

     If the sale of your Shares meets any of these three tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between the amount of cash and the fair market value of other property received pursuant to the Offer and the adjusted tax basis of the Shares sold. Such gain or loss will be a capital gain or loss if the relevant Shares sold have been held by you as a capital asset. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. Any loss upon the sale or exchange of Shares held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including undistributed capital gains deemed received) by the shareholder. The deductibility of capital losses is subject to statutory limitations.

     If none of the Code Section 302 tests described above is met, you may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant Shares. The tax basis in the Shares tendered to the Fund, to the extent remaining after any return of capital distribution with respect to those Shares, will be transferred to any remaining Shares held by you.

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     Accordingly, the differentiation between “dividend” and “sale or exchange” treatment can be important with respect to the amount and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remain the same for corporate shareholders, the top income tax rate applicable to ordinary income dividends of the Fund paid to non-corporate shareholders currently exceeds the reduced maximum tax rate applicable to long-term capital gains of non-corporate shareholders.

     The gross proceeds paid to a shareholder or other payee pursuant to the Offer may be subject to a backup withholding tax unless either:

(a) the shareholder has provided the shareholder’s taxpayer identification number/social security number, and certifies under penalty of perjury:

(i) that such number is correct, and

(ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the Internal Revenue Service has notified the shareholder that the shareholder is no longer subject to backup withholding; or

(b) an exception applies under applicable law and Treasury regulations.

Foreign shareholders may be required to provide the Transfer Agent with a completed Form W-8BEN, available from the Transfer Agent, in order to avoid withholding on the gross proceeds received pursuant to the Offer. Any amounts withheld as backup withholding tax may be credited or refunded against a shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

     Unless a reduced rate of withholding or a withholding exemption is available under the Code or an applicable tax treaty, a shareholder who is a nonresident alien or a foreign entity may be subject to a 30% United States withholding tax on the gross proceeds received by such shareholder, if the proceeds are treated as a “dividend” under the rules described above. A foreign shareholder will generally not be subject to U.S. withholding tax or U.S. federal income tax on the gross proceeds received pursuant to the Offer if “sale or exchange” treatment applies. Different tax consequences may result if the foreign investor is engaged in a U.S. trade or business or, in the case of an individual, is present in the United States for 183 days or more during the taxable year and certain other conditions are met. Foreign shareholders should consult their tax advisers regarding application of these withholding rules.

     Stockholders who sell their Shares pursuant to the Offer may be subject to state, local, or foreign taxes. Stockholders are urged to consult their own tax advisers regarding the U.S. federal, state, local, or foreign tax consequences to them of selling their Shares pursuant to the Offer.

     13. Extension of Tender Period; Termination; Amendments. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of relevant Shares tendered as of that date. In the event that the Fund so elects to extend the Offer period, the NAV for the Fund’s Shares tendered will be determined as of the close of business of the New York Stock Exchange on the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares, and (b) amend the Offer in any respect, including but not limited to, amending the number of its Shares subject to the Offer. If a material change is made to the terms of the Offer, the Fund will promptly make a public announcement of any such change. Without limiting the manner in which the Fund may choose to make a public announcement of an extension, termination or amendment of the Offer, except as provided by applicable law (including Rule 13e-4(e)(2) under the Securities Exchange Act of 1934), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a press release.

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     14. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable tender offer rules, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

BLACKROCK FIXED INCOME
VALUE OPPORTUNITIES

February 27, 2012

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